Exhibit 99.01

FOR IMMEDIATE RELEASE

Contacts:

ESG Re Limited

Alasdair Davis
Chief Executive Officer
Tel: +353 1 6750200
e-mail: alasdair.davis@esg-world.com

OR

ESG Re Limited
Alice Russell
Investor Relations
Tel: +353 86 819 2945
e-mail: alice.russell@esre.ie

RESIGNATION OF DELOITTE & TOUCHE AS ESG’S CERTIFYING ACCOUNTANT AND DETERMINATION LETTER REGARDING DELISTING DUE TO LATE 10-Q FILING

HAMILTON, BERMUDA, December 2, 2002 – ESG Re Limited (Nasdaq: ESREE) announced today that Deloitte & Touche has resigned as ESG’s independent auditors effective November 22, 2002.  ESG is currently in the process of seeking a replacement auditor.

Deloitte & Touche had not completed its review under SAS 71 of the Company’s financial statements for the quarter ended September 30, 2002.  ESG filed a Form 12b-25 on November 15, 2002, indicating its expectation to file the quarterly Report on Form 10-Q on November 19, 2002.  ESG continued to supply responses, supporting documentation, analysis and access to management to Deloitte up to and including the date of their resignation.  ESG acknowledges that had the third quarter review been completed by Deloitte & Touche, there may  have been some adjustments which would have affected the Company’s financial results announced for the period ended September 30, 2002.  While ESG cannot at this time identify the exact amount of those adjustments or the effect of these adjustments on subsequent financial periods, it currently estimates, based on the information available to it, that such adjustments are likely to be on the order of $500,000, although there can be no assurance that the amount might not be higher.

ESG also announced that it received a Nasdaq Staff Determination letter on November 25, 2002, indicating that ESG failed to comply with the timely filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities will be delisted from the Nasdaq Stock Market, effective at the opening of business on December 3, 2002.  ESG has not yet filed its Form 10-Q reporting on the quarter ended September 30, 2002.

ESG has requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  The hearing is expected to be scheduled within 45 days of the filing of the hearing request.  ESG has been advised that the hearing request will stay the delisting of ESG’s securities, pending a decision by the Panel.  ESG will present a plan to Nasdaq for achieving the requirements for continued listing, but there can be no assurance the Panel will grant ESG’s requests for continued listing.

A Current Report on Form 8-K will be filed by the end of today covering both of these matters.

Uncertainties related to forward looking statements:  Certain statements and information included in this Press Release constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended.  These statements express our intentions, strategies, or predictions for the future. Forward looking statements in this Press Release include, among other things, statements regarding: the continued listing or delisting of our stock from the Nasdaq Stock Market.  These forward looking statements involve unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of ESG to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  A further discussion of factors that could affect ESG’s results is included in reports filed by ESG with the Securities and Exchange Commission, including ESG’s Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.